Filed pursuant to Rule 424(b)(3)
                                                             File No. 333-119338

[LOGO] DEARBORN CAPITAL
       MANAGEMENT, LLC                                           August 15, 2005

      SUPPLEMENT DATED AUGUST 15, 2005 TO PROSPECTUS DATED DECEMBER 1, 2004

Dear Investor(s):

                 GRANT PARK FUTURES FUND JULY PERFORMANCE UPDATE

                                                                       2005
FUND                                                    JULY           YTD                   TOTAL NAV        NAV/UNIT
GRANT PARK FUTURES FUND CLASS A UNITS                  -1.96%         -4.57%                   $ 60M         $1,053.132
GRANT PARK FUTURES FUND CLASS B UNITS                  -2.03%         -5.10%                   $232M         $  935.894

                                                                       2005       % OF
TRADING ADVISORS                                        JULY           YTD        FUND
    Rabar Market Research (Div)                        -0.86%         -6.21%       21%
    EMC Capital Management (Classic)                   -0.19%          0.40%       21%
    Eckhardt Trading (Global)                          -2.49%          0.15%        9%
    Graham Capital Management (GDP)                    -1.78%        -12.32%       20%
    Winton Capital Management (Div)                    -3.03%          4.19%       20%
    Saxon Investment Corp (Div)                        -5.48%        -14.18%        9%

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES


July performance was negative for the Grant Park Futures Fund. Significant losses were incurred in the interest rate sector. Losses were partially offset by gains in the stock index and energy sectors. Performance for the remaining sectors was relatively flat for the month.

INTEREST RATES
European bonds initially rallied on flight-to-quality buying after the July 7th London terrorist attacks, but drifted lower as the perceived threat of additional attacks diminished. Long positions continued to lose ground as strong French economic data lowered expectations that the European Central Bank will be cutting interest rates in the near future. Long positions in domestic fixed income positions also generated losses as prices dropped throughout the month on a series of economic reports indicating a strong U.S. economy. Long positions in Japanese Government bonds further contributed to losses in the sector, as positive economic news and strong corporate earnings sent bond prices lower. The Japanese government reported its unemployment rate dropped to 4.2 percent, a seven-year low.

Profits were generated in long positions in European equities, which rallied amid hopes that a stronger U.S. dollar would prove beneficial to exporters. Additional profits were earned in long positions in the energy sector, as prices continued to rise amidst supply concerns. Those concerns grew all the more evident following the news that a fire had occurred at British Petroleum's Texas City plant, the third largest refinery in the United States. News of the fire at the giant plant came hours after another fire struck a smaller plant in Louisiana. Prices were also higher on the news that U.S. unleaded gasoline inventories fell by 2.1 million barrels and that demand for the fuel is 2.4% higher than last year at this time. September unleaded gasoline finished the month over 10% higher for the month.



            555 West Jackson Suite 600 Chicago, IL 60661 312.756.4450
                          312.756.4452 fax    800.217.7955
     Performance Hotline: 866.516.1574 (Toll Free)   www.dearborncapital.com

INVESTOR NEWS:

We would like to notify you that we will be updating our December 1, 2004 prospectus and subscription agreement with a new prospectus and subscription agreement anticipated to be dated September 1, 2005. As of this date subscriptions for new or additional units must be submitted only on the new form. Please contact our offices at funds@dearborncapital.com to request a copy of the new prospectus and subscription agreement once it becomes available.

Please contact our backoffice at funds@dearborncapital.com if you would like access to our website. The website contains daily Fund performance as well as weekly and monthly Fund performance with commentary. Other Fund statistics and information are also included. Please specify a user ID and password on your request. If you have any questions or concerns regarding your account, please do not hesitate to call our offices at (312) 756-4450.




Sincerely,

/s/ David Kavanagh

David Kavanagh
President

Enclosures


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
                 FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK
                      AND IS NOT SUITABLE FOR ALL INVESTORS
           THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                           OFFERING BY PROSPECTUS ONLY

  DAILY FUND PERFORMANCE IS AVAILABLE ON OUR WEBSITE AT WWW.DEARBORNCAPITAL.COM
    ALONG WITH WEEKLY COMMENTARY. PLEASE E-MAIL FUNDS@DEARBORNCAPITAL.COM TO
     REQUEST ACCESS. WEEKLY PERFORMANCE INFORMATION IS ALSO AVAILABLE ON OUR
       PERFORMANCE HOTLINE AT (312)788-2272 OR (866) 516-1574 (TOLL FREE).




















            555 West Jackson Suite 600 Chicago, IL 60661 312.756.4450
                          312.756.4452 fax    800.217.7955
     Performance Hotline: 866.516.1574 (Toll Free)   www.dearborncapital.com

                  GRANT PARK FUTURES FUND, LIMITED PARTNERSHIP
                               ACCOUNT STATEMENT
                      (PREPARED FROM BOOKS WITHOUT AUDIT)
                              FOR THE MONTH ENDED
                                 JULY 31, 2005

STATEMENT OF INCOME
-------------------

                                               MONTH            YEAR TO DATE           MONTH            YEAR TO DATE
                                         (A UNITS) IN US $   (A UNITS) IN US $   (B UNITS) IN US $   (B UNITS) IN US $
TRADING INCOME (LOSS):
----------------------

Realized Trading Income (Loss)               (945,636)          (2,394,665)         (3,638,407)          (7,267,624)
Change in Unrealized Income (Loss)             13,277            1,638,291              51,086            5,933,854
Brokerage Commissions                         (29,924)            (338,135)           (115,137)          (1,176,948)
Exchange, Clearing Fees and NFA charges        (7,643)             (38,934)            (29,408)            (140,601)
Other Trading Costs                           (51,556)            (200,347)           (198,367)            (701,591)
Change in Accrued Commissions                  12,372                2,586              47,605               10,162
                                           ----------         ------------         -----------        -------------

  NET TRADING INCOME (LOSS)                (1,009,110)          (1,331,204)         (3,882,628)          (3,342,748)
                                           ----------         ------------         -----------        -------------

OTHER INCOME:
------------
Interest, U.S. Obligations                     64,321              428,117             247,480            1,504,147
Interest, Other                                75,452              529,917             290,305            1,869,273
                                           ----------         ------------         -----------        -------------

  TOTAL INCOME (LOSS)                        (869,337)            (373,170)         (3,344,843)              30,672
                                           ----------         ------------         -----------        -------------

EXPENSES:
--------
Incentive Fees to Trading Managers                                 359,992                                1,283,684
Administrative Fees                            17,909              134,128              68,905              468,763
O&O Expenses                                   10,234               76,645             177,184            1,205,389
Brokerage Expenses                            319,797            2,395,143           1,279,662            8,705,579
Illinois Replacement Tax
                                           ----------         ------------         -----------        -------------

  TOTAL EXPENSES                              347,940            2,965,908           1,525,751           11,663,415
                                           ----------         ------------         -----------        -------------

     NET INCOME (LOSS)                     (1,217,277)          (3,339,078)         (4,870,594)         (11,632,743)
                                           ==========         ============         ===========        =============

STATEMENT OF CHANGES IN NET ASSET VALUE:
---------------------------------------

Beginning Balance                          60,913,396           69,683,894         235,280,574          219,970,138
Additions                                   1,306,067            6,701,746           4,113,561           39,809,210
Net Income (Loss)                          (1,217,277)          (3,339,079)         (4,870,594)         (11,632,743)
Redemptions                                  (546,653)         (12,591,028)         (2,836,073)         (16,459,137)
                                           ----------         ------------         -----------        -------------

BALANCE AT JULY 31, 2005                   60,455,533           60,455,533         231,687,468          231,687,468
                                           ==========         ============         ===========        =============
Total Units Held at End of The Period                         57,405.45684                            247,557.37707
Net Asset Value Per Unit                                         1,053.132                                  935.894
Rate of Return                                 -1.96%               -4.57%              -2.03%               -5.10%

                   TO THE BEST OF MY KNOWLEDGE AND BELIEF THE
             INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

                               /s/ David Kavanagh
                               ------------------
                            DAVID KAVANAGH, PRESIDENT

                      FOR DEARBORN CAPITAL MANAGEMENT, LLC
         GENERAL PARTNER OF GRANT PARK FUTURES FUND LIMITED PARTNERSHIP